EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES RECEIPT OF HART-SCOTT-RODINO CLEARANCE

WEST PALM BEACH, FLORIDA – July 21, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced that, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the U.S. Federal Trade Commission and the U.S. Department of Justice have granted clearance for the previously announced proposed acquisition by The Absolut Spirits Company, Inc., a Delaware corporation (“ASCI”), a wholly-owned subsidiary of V&S Vin & Sprit AB (“V&S”), of controlling interest in the Company from Angostura, Ltd. (“Angostura”) at a price of $28.37 per share, pursuant to a Stock Purchase Agreement between Angostura and V&S (the “Stock Purchase”).  The Stock Purchase is conditioned upon, among other things, receipt of certain regulatory approvals, including approval by certain state alcoholic beverage commissions.

In addition, as previously announced, ASCI has submitted a proposed Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of ASCI would merge with and into the Company, and each issued share of Company common stock would be converted into the right to receive $28.37 in cash (the “ASCI Proposal”).  The ASCI Proposal is conditioned upon, among other things, receipt of approval by the Company’s stockholders.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977